Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Media Corporation and subsidiaries (the Company) of our reports dated February 28, 2017, with respect to the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of the Company.

Our report on the consolidated financial statements refers to a change in the method of accounting for share-based payments due to the adoption of FASB ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

Description	Registration Statement No.	Description
S-3ASR	333-215858	Registration of shares of Liberty Media Corporation's Series C Liberty Formula One common stock
S-8	333-211245

Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015); Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated as of December 17, 2015); Liberty Media Corporation Transitional Stock Adjustment Plan

S-8	333-210818	Liberty Media 401(k) Savings Plan

/s/ KPMG LLP

Denver, Colorado
February 28, 2017